Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

All of the Company’s subsidiaries listed below are wholly owned.

Name	Jurisdiction of Incorporation or Organization

Proto Labs, Ltd. PL Euro Services, Ltd. Proto Labs, G.K.	United Kingdom United Kingdom Japan